EXHIBIT H.2

                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

      THIS AGREEMENT is made as of this 31st day of December, 2003, by and between Columbus Funds, Inc., a Maryland corporation (the "Corporation"), and UMB Fund Services, Inc., a Wisconsin corporation (the "Administrator").

      WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is authorized to issue shares of beneficial interests (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Corporation and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to such investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds").

      NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. APPOINTMENT

      The Corporation hereby appoints the Administrator as administrator and fund accountant of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. SERVICES AS ADMINISTRATOR

      (a) Subject to the direction and control of the Corporation's Board of Directors and utilizing information provided by the Corporation and its current agents and service providers, the Administrator will provide the services listed on Schedule B hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

      (b) The Corporation shall direct its officers, directors, investment adviser, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents for the Funds to cooperate with the Administrator and to provide the Administrator upon request with such information, documents and advice relating to the Funds and the Corporation as necessary and/or appropriate or as reasonably requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Funds, the Funds' investment adviser, legal counsel, independent accountants, transfer agent or


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custodian without investigation or verification, and to reasonably rely upon the same from any other service provider. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Corporation. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Corporation, investment adviser or service provider until receipt of written notice thereof from the Corporation. The Administrator shall cooperate with the Corporation and its legal counsel, independent accountants, custodian and transfer agent upon reasonable request in order to enable the Corporation's other service providers to perform their respective duties with respect to the Funds.

      (c) To the extent required by Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Corporation pursuant to its duties hereunder are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation's request free of any liens or charges. Subject to the terms of Section 6, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Administrator for the Corporation.

      (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Corporation, to determine valuations of portfolio securities for purposes of calculating net asset values of the Corporation. The Corporation shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Corporation. The Administrator shall price the securities and other holdings of the Corporation for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Corporation shall approve, in good faith, the method for determining the fair value of the securities in accordance with the Corporation's current pricing procedures. The Corporation's investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. The Administrator is authorized to rely on the prices provided by such service(s) or by the Corporation's investment adviser(s) or other authorized representative of the Corporation without investigation or verification other than that set forth on Schedule B.

      (e) The Corporation's Board of Directors and the Funds' investment adviser have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Administrator will perform the compliance functions set forth in Schedule B and shall advise the Corporation of any significant problems of which it becomes aware through the performance of such functions. The Administrator's monitoring and other functions hereunder shall not relieve the Corporation and the investment adviser of their responsibilities for assuring such compliance and the Board of the Corporation's oversight responsibility with respect thereto.


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      (f) The Administrator shall perform its duties hereunder in compliance with all applicable laws and regulations and agrees to provide back-up certificates to the Corporation with respect to certain obligations of the Corporation under the Sarbanes-Oxley Act of 2002 or as otherwise reasonably requested in connection with the performance of its duties hereunder, in a form agreed to by the parties.

3. FEES; DELEGATION; EXPENSES

      (a) In consideration of the services rendered pursuant to this Agreement, the Corporation will pay the Administrator a fee, computed daily and payable monthly, plus out-of-pocket expenses, each as provided in Schedule C hereto. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee for each Fund. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Corporation, enhancements to current services, or to add Funds for which the Administrator has been retained. The Corporation agrees to pay the Administrator for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement, at the rate negotiated by the parties.

      (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Corporation's Prospectuses and resolutions of the Corporation's Board of Directors. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Corporation be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable. Such fee as is attributable to each Fund shall be a separate charge to each Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

      (c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under this Agreement, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Directors; Securities and Exchange Commission (the "Commission") fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices,


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

forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's shareholders and Directors; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Corporation, will be borne by the Funds' investment adviser, except for such expenses permitted to be paid by the Corporation under a distribution plan adopted in accordance with applicable laws. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Corporation.

      (d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Corporation agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of 1 percent per month on any amounts that remain unpaid beyond such thirty day period.

4. PROPRIETARY AND CONFIDENTIAL INFORMATION

      The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records and other information relative to the Funds' prior, present and future shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder except after prior notification to and approval by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Corporation. In case of any requests or demands for inspection of the records of the Funds, the Administrator will use its best efforts to notify the Corporation promptly and to secure instructions from a representative of the Corporation as to such inspection. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to receipt thereof, shall not be subject to this paragraph.

5. LIMITATION OF LIABILITY

      (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information received by the Administrator from an officer or representative of the Corporation, or from the Fund's investment adviser, legal counsel, independent accountants, transfer agent or custodian without investigation or verification or in reasonable reliance on the same from any other service provider, (ii) its reliance on the security valuations without investigation or verification (other than that set forth on Schedule B) provided by pricing service(s), the Corporation's investment adviser(s) or representatives of the Corporation, or (iii) any action taken or omission by a Fund, the Corporation, investment adviser(s) or any current service provider.


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

      (b) The Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

      (c) The Corporation agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the "Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to (i) the Administrator's actions or omissions except to the extent a Claim resulted from the Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator's reliance on, implementation of or use of advice, instructions, requests, directions, information, data, records and documents received by the Administrator from the Fund's investment adviser, legal counsel, independent accountants, transfer agent or custodian without investigation or verification or reasonable reliance on the same from any other service provider; or (iii) any action taken by or omission of the Corporation, investment adviser(s) or any current service provider.

      (d) The Administrator agrees to indemnify and hold harmless the Corporation, its employees, officers and directors (collectively, the "Indemnified Parties") from and against any and all Claims arising out of or in any way relating to the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      (e) In no event and under no circumstances shall either party, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this
Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6. TERM

      (a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.


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

      (b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Corporation.

      (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Corporation, the Administrator shall deliver the records of the Fund(s) and/or Corporation as the case may be, in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Corporation or person(s) designated by the Corporation at the Corporation's cost and expense, and thereafter the Corporation or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Corporation shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Corporation or a Fund(s), and the Corporation requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7. NON-EXCLUSIVITY

      The services of the Administrator rendered to the Corporation are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Corporation recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Administrator or its affiliates may enter into other agreements with such other entities.

8. GOVERNING LAW; INVALIDITY

      This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.


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

9. NOTICES

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Corporation shall be sent to Columbus Funds, Inc., 227 Washington Street, Columbus, IN, 47202-0727,
Attention: David B. McKinney.

10. ENTIRE AGREEMENT

      This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11. MISCELLANEOUS

      (a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      (b) The Corporation hereby grants to the Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                        COLUMBUS FUNDS, INC.
                                        (the "Corporation")


                                        By: /s/ Michael G. Dow
                                            ------------------------------------


                                        UMB FUND SERVICES, INC.
                                        ("Administrator")


                                        By: /s/ Peter Hammond
                                            ------------------------------------


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

                                   SCHEDULE A
                                     TO THE
                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
                                 BY AND BETWEEN
                              COLUMBUS FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.

                                  NAME OF FUNDS

Columbus Low Duration Fund
Columbus Intermediate Fund
Columbus Core Fund
Columbus Core Plus Fund
Columbus High Yield Fund


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

                                   SCHEDULE B
                                     TO THE
                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
                                 BY AND BETWEEN
                              COLUMBUS FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.

                                    SERVICES

Subject to the direction and control of the Corporation's Board of Directors and utilizing information provided by the Corporation and its agents, the Administrator will:

o provide office space, facilities, equipment and personnel to carry out its services hereunder;

o compile data for and prepare with respect to the Funds timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;

o prepare and review the financial statement for the Funds' Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act and provide back-up certificates regarding such financial statements and reports in a form mutually acceptable to the parties; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Funds' investment adviser;

o assist in the preparation for execution by the Corporation and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Corporation's custodian or transfer agent, subject to the review and approval of the Corporation and the Corporation's independent accountants;

o prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Corporation and the Corporation's independent accountants;

o provide financial and Fund performance information for inclusion in the Registration Statement for the Corporation (on Form N-1A or any replacement therefor) and any amendments thereto, subject to the review of Corporation counsel;

o determine and periodically monitor each Fund's income and expense accruals and cause all appropriate expenses to be paid from Corporation assets on proper authorization from the Corporation;


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

o calculate income factors and daily net asset values of each Fund (i) in accordance with the Corporation's operating documents as provided to the Administrator, and (ii) based on security valuations provided by the Corporation, the Corporation's investment adviser, and pricing service(s), as provided herein;

o inquire into daily pricing discrepancies for prices received from pricing services which exceed pre-set variance limitations established by the Corporation;

o     maintain all general ledger accounts and related subledgers;

o assist in the acquisition of the Corporation 's fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

o from time to time as the Administrator deems appropriate, check each Fund's compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Corporation's investment adviser of its responsibilities for assuring such compliance);

o maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act;

o prepare and/or file state securities qualification/notice compliance filings, with the advice of the Corporation's legal counsel, upon and in accordance with instructions from the Corporation, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

o develop with legal counsel and the secretary of the Corporation an agenda for each board meeting and, if requested by the Directors, attend board meetings and prepare minutes;

o     prepare Form 1099s for Directors and other fund vendors;

o calculate dividend and capital gains distributions subject to review and approval by the Corporation and its independent accountants; and

o generally assist in the Corporation 's administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.


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

                                   SCHEDULE C
                                     TO THE
                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
                                 BY AND BETWEEN
                              COLUMBUS FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.

                                      FEES

ASSET BASED FEES

--------------------------------------------------------------------------------
AVERAGE NET ASSETS                         BASIS POINTS
--------------------------------------------------------------------------------
Up to $250 million                      10.0 basis points
--------------------------------------------------------------------------------
Next $250 million                        7.5 basis points
--------------------------------------------------------------------------------
Next $250 million                        5.0 basis points
--------------------------------------------------------------------------------
Over $750 million                        3.0 basis points
--------------------------------------------------------------------------------

MINIMUM ANNUAL FEE: The asset based fees are subject to a minimum annual fee in the amount of $75,000 per Fund. The minimum annual fee is subject to an annual escalation equal to the increase in the Consumer Price Index - Urban Wage Earners (CPI), which escalation shall be effective commencing one year from the date of this Agreement (the "Anniversary Date") and on the corresponding Anniversary Date each year thereafter. No amendment of this Schedule C shall be required with each escalation. CPI shall be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor. Additional fees shall apply when adding any additional Funds and/or classes, including compensation for the Administrator's services in connection with the organization of the new Fund(s) or classes. The Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree in writing.

MULTI-CLASS FEE: In addition to the asset based fee, there shall be an annual multi-class fee in the amount of $18,000 per class.

FEE DISCOUNTS: The Administrator shall provide discount on the minimum annual fee in the amount of 50% for Funds with average net assets under $25,000,000 and 25% for Funds with average net assets between $25,000,000 and $50,000,000.


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

SPECIAL SERVICES

To the extent the Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, the Corporation shall pay the Administrator compensation at the rate of $100 per hour, plus programming fees, if necessary, together with out-of-pocket expenses. Except to the extent the Administrator may require prepayment based on an estimate of the time to be expended, payment shall be due promptly after receipt of an invoice for such fees.

OUT-OF-POCKET AND OTHER RELATED EXPENSES

The Corporation shall also pay/reimburse the Administrator's out-of-pocket and other related expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel to or from Board meetings and otherwise on behalf of the Funds, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds' other service providers, brokers, dealers and depositories, fees of research services including Lexis/Nexis, Morningstar and Lipper, NASDAQ and other service interface fees, long distance telephone charges, and photocopying, faxes, postage and overnight delivery expenses. Other expenses include pricing of securities.


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